UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 28, 2011
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 28, 2011, TOR Minerals International, Inc. (the "Company") announced its financial results for the first quarter ended March 31, 2011.  Highlights for the first quarter of 2011 included:

•         Revenue increased 40% year over year to $9.6 million versus 1Q10: $6.9 million

•         Diluted net income to common shareholders: $697,000 versus 1Q10: $569,000

•         EPS: $0.22 versus 1Q10 EPS: $0.26

For the first quarter ended March 31, 2011, the Company reported diluted net income available to common shareholders of $697,000 or $0.22 per diluted share, on net sales of $9,585,000.  This compares with diluted net income available to common shareholders of $569,000, or $0.26 per share, on net sales of $6,856,000 for the quarter ended March 31, 2010.

Revenue by Product Group (in ,000's)	1Q11	1Q10	% Change
TiO2 Pigments	$4,454	$2,980	49%
Specialty Aluminas	4,142	2,901	43%
Other	989	975	1%
Total	$9,585	$6,856	40%

Net sales increased 40 percent during the first quarter of 2011 due to strong increases in sales of the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 49 percent to $4.5 million benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 43 percent during the first quarter of 2011 due to increased demand for existing and new specialty alumina products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Our TiO2 pigment business is benefiting from increasing tightness in the global supply of titanium dioxide.  As a result, market interest in re-formulation is high and we have had success in both raising prices and gaining many new global customers. This includes new business for TIOPREM which represented 10% of our TiO2 pigment sales and is growing.  At the same time, our specialty alumina business is benefiting from new business and growing acceptance of our OPTILOAD products, which helps further diversifying our customer, geographic and product mix."

During the first quarter of 2011, operating income increased to $866,000, or 9.0% of sales, compared to operating income of $744,000, or 10.9% of sales, reported in the same period a year ago.  First quarter benefits from increased pricing and sales volumes were more than offset by lower fixed cost absorption in the company's Malaysian plant, as well as increased raw material and energy costs.  Combined with a one-time increase in employee incentive costs, these factors resulted in a 1.9 percentage point decrease in operating margin.  "While our margin percentage declined, we posted solid results for the first quarter, which was the second highest quarterly profit recorded in more than a decade," said Dr. Karasch.  "Furthermore, pricing on our specialty TiO2 products lags that of commodity TiO2.  While our pricing has been favorable, it has yet to have a major impact on our profitability.  Going forward, we expect our pricing to catch up and provide a more meaningful contribution to year-over-year comparisons."

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The Company plans to invest approximately $2 million into its Netherlands plant this summer to meet current and anticipated future demand for its specialty alumina products. "Our Netherlands plant is near capacity and we expect business with our current customers to fill a significant portion of our expanded capacity.  With continued traction from existing products and expected new product developments, this is the right time to invest in our expansion," said Dr. Karasch.  "While improving, our Malaysian plant is still underutilized, which results in inconsistent quarterly profitability in our TiO2 business.  Demand for our TiO2 pigments continues to grow, and this year we expect to run the plant for eight to nine months versus approximately six months last year.  The increase in utilization combined with improved pricing, should be more than enough to offset increasing raw material and other input costs, and result in a bottom line that grows faster than the top line for the balance of the year," Dr. Karasch concluded.

TOR Minerals hosted a conference call at 4:00 p.m. Central Time on April 28, 2011 to further discuss first quarter results.  The call was simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated April 28, 2011, announcing the Company's first quarter 2011 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: April 29, 2011	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated April 28, 2011, announcing the Company's first quarter 2011 earnings results

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